                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Captec Net Lease Realty, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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
]
                         CAPTEC NET LEASE REALTY, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     Notice is hereby given that the Annual Meeting of Stockholders of Captec Net Lease Realty, Inc. will be held at The Ritz-Carlton Hotel, Dearborn, Michigan on Thursday, June 3, 1999, at 10:00 a.m., Eastern time, for the following purposes:

          1. To elect nine directors, each to serve until the next annual meeting of the stockholders and until his successor has been duly elected and qualified;

          2. To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in said reports is contemplated; and

          3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 30, 1999, will be entitled to notice of and to vote at the meeting or any adjournment thereof. Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Captec Net Lease Realty, Inc. is 24 Frank Lloyd Wright Drive, P.O. Box 544, Ann Arbor, MI 48106-0544.

                                          By order of the Board of Directors,
                                          /s/ W. Ross Martin
                                          W. ROSS MARTIN
                                          Executive Vice President and
                                          Chief Financial Officer

Dated: April 30, 1999

                            YOUR VOTE IS IMPORTANT.
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY.

                         CAPTEC NET LEASE REALTY, INC.

                                PROXY STATEMENT

                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") of Captec Net Lease Realty, Inc., a Delaware corporation (the "Company"), to be held at The Ritz-Carlton Hotel, Dearborn, Michigan on Thursday, June 3, 1999, at 10:00 a.m., Eastern time, and at any adjournment thereof. This proxy statement and the accompanying notice and proxy will first be sent to stockholders by mail on or about May 6, 1999.

     Annual Report. Copies of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998 are enclosed.

     Solicitation and Revocation of Proxies. This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, employees of the Company or its affiliates may solicit proxies by telephone or facsimile.

     If the enclosed proxy is signed and returned, the shares represented thereby will be voted in accordance with any specification made therein by the stockholder. In the absence of any such specification, the shares will be voted to elect the director nominees set forth under "Election of Directors" below. A stockholder's presence at the meeting, without more, will not operate to revoke the proxy. The proxy is revocable by the stockholder at any time to the extent not yet exercised by giving notice to the Company in writing at its address indicated on the attached Notice of Annual Meeting of Stockholders or at the Annual Meeting.

     Outstanding Shares. The close of business on April 30, 1999, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On that date, the Company's issued and outstanding voting securities consisted of 9,508,108 shares of common stock, par value $.01 per share (the "Common Stock"), each of which is entitled to one vote at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 1, 1999, by: (a) the Company's directors (all of whom are also nominees for director); (b) each other person who is known by the Company to own beneficially more than 5.0% of the outstanding shares of the Common Stock; (c) each of the Company's executive officers; and (d) the Company's executive officers and directors as a group. Unless otherwise stated, the following beneficial owners have sole voting power and sole investment power of all shares of Common Stock set forth opposite their names.

                                                                  NUMBER OF SHARES            PERCENT
                      BENEFICIAL OWNER                          BENEFICIALLY OWNED(1)         OF CLASS
                      ----------------                          ---------------------         --------
Patrick L. Beach(2).........................................            619,850                  6.5%
W. Ross Martin(3)...........................................            308,628                  3.2
H. Reid Sherard(4)..........................................             67,639                    *
Ronald Max(5)...............................................             16,667                    *
Richard J. Peters(6)........................................              8,800                    *
Creed L. Ford, III(6).......................................              3,500                    *
William H. Krul, II(6)......................................              3,500                    *
Lee C. Howley(6)............................................             15,500                    *
Albert T. Adams.............................................              5,000                    *
William J. Chadwick(7)......................................              4,000                    *
The Public Institution For Social Security..................            527,778                  5.6
Boston Partners Asset Management L.P.(8)....................            480,000                  5.0
Mutual Management Corp.(9)..................................            480,000                  5.0
Solomon Smith Barney Holdings, Inc.(9)......................            511,200                  5.4
Marsh & McLennan Companies, Inc.(10)........................            496,374                  5.2
All Executive Officers and Directors as a Group.............          1,053,084                 11.1%

-------------------------
 *  Less than 1.0%.

(1) Excludes shares of the Common Stock subject to options which are not exercisable within 60 days.

(2) Includes options exercisable within 60 days to purchase 133,334 shares of Common Stock issued pursuant to the Captec Net Lease Realty, Inc. Long Term Incentive Plan (the "Long-Term Incentive Plan") and 250 shares of Common Stock owned beneficially by Mr. Beach.

(3) Includes options exercisable within 60 days to purchase 66,667 shares of Common Stock issued pursuant to the Long-Term Incentive Plan and 675 shares of Common Stock owned beneficially by Mr. Martin.

(4) Includes options exercisable within 60 days to purchase 33,333 shares of Common Stock issued pursuant to the Long-Term Incentive Plan and 500 shares of Common Stock owned beneficially by Mr. Sherard.

(5) Includes options exercisable within 60 days to purchase 16,667 shares of Common Stock issued pursuant to the Long-Term Incentive Plan.

(6) Includes options exercisable within 60 days to purchase 2,500 shares of Common Stock issued pursuant to the Long-Term Incentive Plan.

(7) Owned beneficially by Mr. Chadwick.

(8) According to a Schedule 13G dated February 9, 1998, filed with the United States Securities and Exchange Commission (the "Commission"), Boston Partners Asset Management, L.P. ("BPAM"), an investment advisory firm, beneficially owns 480,000 shares of the Common Stock. BPAM disclosed in its
    Schedule 13G that (i) it has shared dispositive and voting power for all 480,000 shares of the Common Stock with Boston Partners, Inc. ("Boston Partners"), the sole general partner of BPAM and Desmond John Heathwood, the principal stockholder of Boston Partners; and (ii) each of BPAM, Boston Partners and Mr. Heathwood may be deemed to own beneficially all 480,000 shares of the Common Stock. BPAM also disclosed in its Schedule that it holds all 480,000 shares of the Common Stock under management for its clients, none of whom owns more than 5.0% of the Common Stock.

(9) According to a Schedule 13G/A dated January 22, 1999, filed with the Commission, Mutual Management Corp. ("MMC"), an investment advisory firm, beneficially owned 480,000 shares of the Common Stock. MMC disclosed in its
     Schedule 13G/A that it has shared dispositive and voting power for all 480,000 shares of the Common Stock with Salomon Smith Barney Holdings Inc. ("SSB"), the sole stockholder of MMC and Citigroup Inc. ("Citigroup"), the sole stockholder of SSB. SSB and Citigroup disclosed in their Schedule 13G/A that they each have shared dispositive and voting power for 511,200 shares of Common Stock. MMC may be deemed to own beneficially 480,000 shares of the Common Stock, and SSB and Citibank may be deemed to own beneficially 511,200 shares of the Common Stock.

(10) According to a Schedule 13G/A dated February 4, 1999, filed with the Commission by Marsh & McLennan Companies, Inc. a holding company, its wholly owned subsidiary Putnam Investments, Inc. ("PII") and PII's wholly owned subsidiaries The Putnam Advisory Company, Inc. ("PAC") and Putnam Investment Management, Inc. ("PIMI") and the Putnam Capital Appreciation Fund ("PCAF") in the aggregate beneficially own shares of the Common Stock as follows: (i) PII -- 496,374 shares (shared voting power -- 10,674 shares, shared dispositive power -- 496,374 shares); (ii) PIMI -- 485,700 shares (shared dispositive power -- 485,700 shares); (iii) PAC -- 10,674 shares (shared voting and dispositive power -- 10,674 shares); and (iv) PCAF -- 485,700 shares (shared voting and dispositive power -- 485,700 shares).

                             ELECTION OF DIRECTORS

     The Company's Bylaws establish the number of directors at not less than three nor more than 15 members. The Board of Directors may increase or decrease the number of members of the Board of Directors. The Board of Directors has chosen to establish the number of directors at nine. At the Annual Meeting, the shares represented by proxies, unless otherwise specified, will be voted for the election of the nine nominees named herein, each to serve until the next annual meeting and until his successor is duly elected and qualified.

     The director nominees are identified in the following table. Messrs. Beach, Martin and Sherard each were initially elected as directors on August 29, 1997. Messrs. Peters, Ford, Krul and Howley each were elected as directors on November 10, 1997. Each of Messrs. Beach, Martin, Sherard, Peters, Ford, Krul and Howley were re-elected as directors on May 8, 1998. Messrs. Adams and Chadwick were each initially elected to the Board of Directors on October 7, 1998.

     If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished concerning each nominee for election as a director.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                               EXPIRATION
                                                                                  DIRECTOR    OF TERM FOR
            NAME              AGE               PRINCIPAL OCCUPATION               SINCE     WHICH PROPOSED
            ----              ---               --------------------              --------   --------------
Patrick L. Beach............  42    Chairman of the Board of Directors,             1997          2000
                                    President and Chief Executive Officer
W. Ross Martin..............  38    Executive Vice President, Chief Financial       1997          2000
                                    Officer and Treasurer
H. Reid Sherard.............  47    Senior Vice President -- Sales and Marketing    1997          2000
Richard J. Peters...........  51    President, R.J. Peters & Company, L.L.C.        1997          2000
Creed L. Ford, III..........  47    Chief Executive Officer, Kona Restaurant        1997          2000
                                    Group
William H. Krul, II.........  49    President, Miller-Valentine Construction,       1997          2000
                                    Inc.
Lee C. Howley...............  51    President, Howley & Company                     1997          2000
Albert T. Adams.............  47    Partner, Baker & Hostetler LLP                  1998          2000
William J. Chadwick.........  51    Managing Director, Chadwick, Saylor & Co.,      1998          2000
                                    Inc.

     Each of the nominees has engaged in the principal occupation or activity indicated for at least five years, except as follows. From 1981, Mr. Beach has served as the Chairman of the Board of Directors, President and Chief Executive Officer of Captec Financial Group, Inc. ("Captec Financial"), an affiliate of the Company. Mr. Martin has served as the Senior Vice President and Chief Financial Officer of Captec Financial since 1994. Mr. Sherard has served as the Senior Vice President -- Sales and Marketing of Captec Financial since 1994. From 1986 through June 1997, Mr. Peters was a senior executive of Penske Corporation, serving most recently as Executive Vice President and Chief Financial Officer, and as President and Chief Executive Officer of Penske Motor Sports, Inc. Mr. Peters also currently serves as the President and Chief Executive Officer of Illitch Ventures, Inc. From 1976 until 1997 Mr. Ford served in numerous capacities with Brinker International, most recently as Chief Operating Officer and a Director.

     Mr. Peters is a Director of Penske Corporation, Penske Motor Sports, Inc. and Aon Funds. Mr. Howley is a Director of Boykin Lodging Company, International Total Services, Inc. and LESCO, Inc. Mr. Adams is a Director of American Industrial Property REIT, Associated Estates Realty Corporation, Boykin Lodging Company, Developers Diversified Realty Corporation and Dairy Mart Convenience Stores, Inc.

     Kona Restaurant Group, of which Mr. Ford is the Chief Executive Officer, is a lessee of four properties from the Company on which it operates Johnny Carino's Italian Kitchen and Kona Steakhouse restaurants. Total rent to the Company from the properties was approximately $525,000 in 1998 and is anticipated to be approximately $750,000 in 1999.

     Messrs. Beach, Martin and Sherard are the Chief Executive Officer, President and Chairman, the Senior Vice President and Chief Financial Officer, and the Senior Vice President -- Sales and Marketing, respectively, of Captec Financial. Messrs. Beach and Martin also serve as the Chief Executive Officer, President and Chairman and the Executive Vice President and Chief Financial Officer, respectively, of Captec Net Lease Realty Advisors, Inc. ("Captec Advisors"). Messrs. Beach, Martin and Sherard and Captec Financial are each stockholders of Captec Advisors. Together with Captec Financial, Captec Advisors provides the Company with certain investment and financial advisory services pertaining primarily to the acquisition, development and leasing of properties pursuant to an August 29, 1997 Advisory Agreement (the "Advisory Agreement"). Pursuant to the Advisory Agreement, the Company pays to Captec Advisors a management fee in an amount equal to the lesser of (i) 0.6% per annum of the aggregate capitalized cost (excluding accumulated depreciation) of all assets in the Company's portfolio, or (ii) 5.0% of the Company's revenues. Under the Advisory Agreement, the Company may pay Captec Advisors an incentive fee, which will equal 15.0% of the amount by which any increase in annual Funds From Operations ("FFO") per share exceeds a 7.0% annual increase in FFO per share multiplied by the weighted average number of shares of common stock outstanding. The Company is also subject to cost reimbursements to Captec Advisors in an amount equal to all costs incurred in the acquisition of properties. The sum of the incentive fee and the cost reimbursement (the "acquisition fee") will not exceed 3.0% of the acquisition cost of properties identified by the Advisor and acquired during the term of the Advisory Agreement. In December 1998 the Advisory Agreement was amended retroactive to January 1, 1998 (the "Amendment"). The effect of the Amendment was to reduce the management fee to Captec Advisors by the amount of acquisition fees paid directly to Captec Advisors as a result of acquisitions made by Captec Franchise Capital Partners L.P. III and Captec Franchise Capital Partners L.P. IV, of which the Company is the general partner. During 1998, the Company incurred $194,000 of asset management fees and approximately $1,123,000 in acquisition fees to Captec Advisors. Based upon the Company's existing portfolio of properties and its anticipated acquisition activity in 1999, the Company estimates it will pay $1.9 million (inclusive of the acquisition fee) as compensation pursuant to the Advisory Agreement in 1999. The amount to be paid under the Advisory Agreement in 1999 will vary based upon numerous circumstances, some of which are beyond the Company's control, and the actual amount paid pursuant to the Advisory Agreement may vary materially.

     Mr. Beach and the Company are each stockholders of Family Realty, Inc. ("Family Realty"), an affiliate of the Company formed in 1998 to invest in net-leased entertainment-based retail properties. Pursuant to an agreement between the Company and Family Realty, the Company will receive a quarterly asset management fee from Family Realty beginning in the first quarter of 1999. The Company estimates it will receive total asset management fees of $400,000 from Family Realty in 1999. The amount to be received from Family Realty in

1999 will vary based upon numerous circumstances, some of which are beyond the Company's control, and the actual amount received may vary materially.

     In August 1998 the Company acquired the general partnership interests of Captec Franchise Capital Partners L.P. III and Captec Franchise Capital Partners L.P. IV, each an affiliated limited partnership of the Company which is engaged in substantially the same business as the Company. Mr. Beach was one of the general partners of the affiliated partnerships, and received approximately $394,000 as compensation for his general partnership interests.

     Mr. Adams is, and during the fiscal year ended December 31, 1998 was, a partner of Baker & Hostetler LLP, which the Company retained in 1998 and intends to retain in 1999 to provide legal services to the Company.

     During the fiscal year ended December 31, 1998, the Board of Directors held four meetings which all directors attended, with the exception of Mr. Ford who did not attend the May 8, 1998 meeting. The Board of Directors has appointed an Executive Committee, Compensation Committee, Audit Committee and a Special Committee, and does not have a Finance or Nominating Committee. The Audit and Compensation Committees each held two committee meetings during 1998, which all committee members attended, with the exception of Mr. Ford who did not attend the May 8, 1998 meeting. The Executive and Special Committees did not meet in 1998.

     Since December 1998, the Audit Committee has consisted of Messrs. Peters, Ford and Adams. Prior to December 1998, the Audit Committee consisted of Messrs. Peters, Ford and Howley. The Audit Committee recommends annually to the Board of Directors the engagement of the independent public accountants for the Company, reviews the plans for, and results of, audit engagements, approves professional services provided by the independent public accountants, considers the range of audit and nonaudit fees, and reviews the independent public accountants' letter of comments and management's responses thereto, the adequacy of the Company's internal accounting controls, and major accounting or financial reporting matters.

     The Executive Committee consists of Messrs. Beach, Martin and Peters. The Executive Committee was formed in December 1997 to exercise all of the powers of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the Board of Directors.

     The Special Committee consists of Messrs. Adams, Chadwick and Howley. The Special Committee was formed in December 1998 to analyze the benefits and disadvantages of operating the Company as a self-administered and self-managed real estate investment trust.

     Since December 1998, the Compensation Committee has consisted of Messrs. Howley, Krul and Chadwick. Prior to December 1998, the Compensation Committee consisted of Messrs. Peters, Howley and Krul. The Compensation Committee determines compensation for senior management, advises the Board of Directors on the adoption and administration of employee benefit and compensation plans and administers the Long-Term Incentive Plan.

     Directors' Compensation. Each independent director is compensated at the rate of $16,000 per year. Each director also receives $1,000 for attendance at each meeting of the Board of Directors and of any committee or $250 for participation in any meeting by telephone. Upon completion of the Company's initial public offering in November 1997, Messrs. Peters, Ford, Krul and Howley each received a 10-year option for 5,000 shares of Common Stock, exercisable at $18.00 per share. Options to purchase 2,500 shares of Common Stock vested in November 1998 and the remainder will vest in November 1999. Upon election to the Board of Directors, Messrs. Adams and Chadwick each received a 10-year option for 5,000 shares of the Common Stock, exercisable at $18.00 per share. Options to purchase 2,500 shares of Common Stock will vest in October 1999 and the remainder will vest in October 2000.

     Directors who are not employees of the Company are eligible to participate in the Company's Directors' Deferred Compensation Plan (the "Deferred Plan"). The Deferred Plan, which is administered by officers appointed by the Board of Directors who are not eligible to participate in it, allows directors to defer receipt of the fees payable to them by the Company for their services as directors. The value of the amounts credited to a director in the Deferred Plan increases or decreases based on the market value of the Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Howley and Krul each served on the Compensation Committee during 1998, and Messrs. Peters and Chadwick each served on the Compensation Committee during a portion of 1998. None of Messrs. Peters, Howley, Krul and Chadwick have been an officer or employee of the Company or have any financial relationship with the Company other than disclosed herein. See "Election of Directors -- Nominees for Election at the Annual Meeting -- Directors' Compensation."

COMPENSATION COMMITTEE REPORT

     Introduction. The Compensation Committee is responsible for determining the compensation to be paid to the Company's executive officers. The Committee also is responsible for making major policy decisions with respect to health care and other benefit plans and administers the Long-Term Incentive Plan.

     The Compensation Committee seeks (i) to provide competitive compensation that enables the Company to attract and retain qualified executives and align their compensation with the Company's overall business strategies, and (ii) to provide each executive officer with substantial incentive to work for the success of the Company through stock options which provide for participation in the Company's growth and success. To achieve this goal, the Compensation Committee determines executive compensation with a focus on compensating executive officers based on their responsibilities and the Company's performance. The primary components of the Company's executive compensation program are (i) base salaries and certain other annual compensation, (ii) bonuses, and (iii) Common Stock options.

     Base Salaries and Other Annual Compensation. The base salaries and certain other compensation for the Company's executive officers in 1998 were determined based upon the experience of the executives in the industry, together with comparisons of compensation paid by companies of similar size in the real estate investment trust industry. This compensation was determined after consulting with the Company's financial advisors.

     Messrs. Beach and Martin each have executed October 15, 1997 employment agreements pursuant to which they receive base salaries of $150,000 and $100,000, respectively, health and life insurance and certain other benefits. The employment agreements also entitle Messrs. Beach and Martin to options to purchase 400,000 shares and 200,000 shares of the Common Stock respectively for a period of 10 years at a purchase price of $18.00 per share pursuant to the Long-Term Incentive Plan. See "Executive Compensation -- Employment Agreements." The Compensation Committee believes that these annual compensation packages are commensurate with the experience and responsibility of Messrs. Beach and Martin. Mr. Max's base salary for the fiscal year ended December 31, 1998 was $100,000.

     Bonuses. The employment agreements each entitle Mr. Beach and Mr. Martin to an annual bonus on a sliding scale of 10.0% to 100.0% of annual base salary contingent, and based upon the percentage increase of FFO per share in any calendar year from the prior calendar year. Bonuses relating to 1998 were paid to Messrs. Beach and Martin in the amounts of $60,000 and $40,000, respectively.

     Stock Options. All of the Company's executive officers are eligible to receive options to purchase shares of Common Stock under the Long-Term Incentive Plan. The Company believes that stock options provide valuable motivation and long-term incentive to management. Stock option grants reinforce long-term goals by providing the proper nexus between the interests of management and the interests of the Company's stockholders. Pursuant to their employment agreements, Messrs. Beach and Martin have been granted options under the Long-Term Incentive Plan to purchase 400,000 and 200,000 shares of Common Stock, respectively, at $18.00 per share. Mr. Max has been granted a 10-year option to purchase 50,000 shares of Common Stock at $18.00 per share. Options to purchase 133,334, 66,667, and 16,667 shares of Common Stock by

Messrs. Beach, Martin and Max, respectively, vested on November 12, 1998. The remaining options granted to Messrs. Beach, Martin and Max will vest and become exercisable in two equal annual installments on November 12, 1999 and 2000. The number of options granted initially to Messrs. Beach, Martin and Max was determined through consultation with the managing underwriters of the Company's initial public offering and based on the expected contribution of each of them to the Company. Mr. Sherard has been granted a 10-year option to purchase 100,000 shares of Common Stock at $18.00 per share. The options granted to Mr. Sherard vest and become exercisable in three equal annual installments on May 8, 1999, 2000 and 2001. See "Election of Directors -- Nominees for Election at the Annual Meeting -- Directors' Compensation" for a description of the stock options granted to the remaining directors.

                                          William J. Chadwick
                                          Lee C. Howley
                                          William H. Krul, II

                             EXECUTIVE COMPENSATION

     The following information is provided for each of the Company's executive officers.

SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                         --------------------
                                          ANNUAL COMPENSATION(1)                AWARDS
                                     ---------------------------------   --------------------
                                                             OTHER       RESTRICTED
                                                             ANNUAL        STOCK       STOCK     ALL OTHER
         NAME AND           FISCAL    SALARY     BONUS    COMPENSATION    AWARD(S)    OPTIONS   COMPENSATION
    PRINCIPAL POSITION       YEAR      ($)        ($)        ($)(2)         ($)       (#)(3)        ($)
    ------------------      ------    ------     -----    ------------   ----------   -------   ------------
Patrick L. Beach..........   1998    $150,000   $60,000          --         --             --         --
Chairman, President          1997    $ 11,538        --          --         --        400,000         --
and Chief Executive
  Officer
W. Ross Martin............   1998    $100,000   $40,000          --         --             --         --
Executive Vice President     1997    $  7,692        --          --         --        200,000         --
and Chief Financial
  Officer
H. Reid Sherard(4)........   1998    $     --        --          --         --        100,000         --
Senior Vice President --
Sales and Marketing
Ronald Max(5).............   1998    $100,000        --     $28,973         --             --         --
Vice President and Chief     1997    $  7,692        --          --         --         50,000       $300
Investment Officer

-------------------------
(1) 1997 amounts reflect compensation paid by the Company from November 18, 1997 (the date of the initial public offering) through December 31, 1997. The Company did not pay any compensation prior to November 18, 1997.

(2) Total perquisites and other personal benefits for each of the executive officers do not exceed the threshold amounts specified in the regulations promulgated by the Commission.

(3) Granted pursuant to the Long-Term Incentive Plan.

(4) Amounts relating to 1998 paid to Mr. Sherard reflect compensation paid by the Company from May 8, 1998 (the date upon which Mr. Sherard was employed by the Company) through December 31, 1998.

(5) Mr. Max, 41, has served as Vice President and Chief Investment Officer of the Company since November 1997. From September 1995 through November 1997, Mr. Max served as Regional Vice President of Captec Financial, and from August 1994 through September 1995, Mr. Max served as Director of Acquisitions of Brauvin Real Estate Funds.

     Messrs. Beach and Martin each entered into October 15, 1997 employment agreements with the Company. Each agreement provides for an initial three-year term that is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate the agreement at the end of the then applicable term by giving written notice of termination on or before November 30 of any year. Each agreement provides for the annual base salary, stock options, and bonus described under "Election of Directors -- Compensation Committee Report," and medical and dental benefits, vacation and sick leave, life insurance and certain additional compensation. Mr. Sherard and Mr. Max do not have employment agreements.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                                        NUMBER OF                VALUE OF UNEXERCISED
                                   SHARES          VALUE           UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                 ACQUIRED ON      REALIZED        AT FISCAL YEAR-END(#)          AT FISCAL YEAR-END($)
             NAME                EXERCISE(#)        ($)         EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
             ----                -----------      --------      -------------------------      -------------------------
Patrick L. Beach..............       --             --               133,334/266,666                      --
W. Ross Martin................       --             --                66,667/133,333                      --
H. Reid Sherard...............       --             --                     0/100,000                      --
Ronald Max....................       --             --                16,667/ 33,333                      --

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Common Stock with the cumulative total return of a hypothetical investment in each of the National Association of Real Estate Investment Trusts ("NAREIT") Equity Index and the S&P 500 Index based on the respective market price of each such investment from October 31, 1997 through December 31, 1998, assuming in each case an initial investment of $100 on October 31, 1997, and reinvestment of dividends.
                               PERFORMANCE GRAPH

                          10/31/97       12/31/97       3/31/98        6/30/98        9/30/98        12/31/98
                          --------       --------       -------        -------        -------        --------
CRRR                       100.00          95.49          96.21          87.64          93.07          76.53
S&P 500                    100.00         106.43         121.27         125.28         112.82         136.84
NAREIT Equity              100.00         104.57         104.09          99.31          88.86          86.27

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Any stockholder proposal intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company at 24 Frank Lloyd Wright Drive, Lobby L, 4th Floor, Ann Arbor, MI 48106-0544, on or before November 26, 1999, for inclusion in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting of Stockholders. For those Stockholder proposals which are not submitted in accordance with Rule 14a-8 (such as a proposal to be submitted at the next annual meeting of stockholders but not submitted for inclusion in the Company's proxy statement), the Company's designated proxies may exercise their discretionary voting authority without any discussion of the proposal in the Company's proxy materials for any proposal which is received by the Company after November 26, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and owners of more than 10.0% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and owners of more than 10.0% of the Common Stock are required by Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1998, its executive officers, directors and greater than 10.0% beneficial owners complied with all applicable Section 16(a) filing requirements except that Messrs. Adams, Sherard and Chadwick each made a single late filing of a Form 3 and Messrs. Peters, Beach and Howley each made late filings of Forms 4.

                                 OTHER MATTERS

     The Company has selected PricewaterhouseCoopers LLP as its independent accountants for the current fiscal year. Representatives of PricewaterhouseCoopers LLP, which served as the Company's independent public accountants during the fiscal year ended December 31, 1998, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     If the enclosed proxy is executed and returned to the Company, the persons named in it will vote the shares represented by that proxy at the Annual Meeting. The form of proxy permits specification of a vote for the election of directors as set forth under "Election of Directors," the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

     When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the Annual Meeting to elect directors as set forth under "Election of Directors." Under Delaware law, broker non-votes and abstaining votes will not be counted in favor of or against any nominee. The nine director nominees receiving the greatest number of affirmative votes will be elected directors. If any other matter properly comes before the Annual Meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matter that will be presented for action at the Annual Meeting.

                                          By order of the Board of Directors,
                                          /s/ W. Ross Martin
                                          W. ROSS MARTIN
                                          Executive Vice President and
                                          Chief Financial Officer

Dated: April 30, 1999

CAPTEC NET LEASE REALTY, INC.
24 Frank Lloyd Wright Drive
Ann Arbor, Michigan 48106

                                                                           PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPTEC NET LEASE REALTY, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 1999 AND ANY ADJOURNMENT THEREOF.

         The undersigned, being an stockholder of CAPTEC NET LEASE REALTY, INC. ("Captec"), hereby authorizes Patrick L. Beach, W. Ross Martin and H. Reid Sherard, and each of them, with the full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Captec to be held at The Ritz-Carlton Hotel, Fairlane Plaza, 300 Town Center Drive, Dearborn, Michigan on June 3, 1999 at 10:00 a.m., local time, and at any adjournment thereof, and at the meeting to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as appears on the reverse side of this proxy.

         In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is exercised.

         Shares of the Common Stock of Captec will be voted as specified. If no specification is made, shares will be voted FOR the nominees for director named on the reverse side and IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES as to any other matter which may properly come before the Meeting.

                                                     CONTINUED ON THE OTHER SIDE

                                                   CAPTEC NET LEASE REALTY, INC.

                              Tear at Perforation


THE ANNUAL MEETING OF STOCKHOLDERS OF CAPTEC NET LEASE REALTY, INC. WILL BE HELD THURSDAY, JUNE 3, 1999, AT 10:00 A.M. AT THE RITZ-CARLTON HOTEL, FAIRLANE
PLAZA, 300 TOWN CENTER DRIVE, DEARBORN, MICHIGAN.

1. ELECTION OF DIRECTORS
   Nominees:   Patrick L. Beach      W. Ross Martin         H. Reid Sherard
               Richard J. Peters     Creed L. Ford, III     William H. Krul, II
               Lee C. Howley         Albert T. Adams        William J. Chadwick

         FOR all nominees                   WITHHELD as to all nominees

FOR, except vote withheld from the following nominee(s):


                 ---------------------------------------------------------------
2. ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

         FOR                       AGAINST                     ABSTAIN

         The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Captec Net Lease Realty, Inc. called for June 3, 1999, and a Proxy Statement for the Meeting prior to the signing of this proxy.

                                           Dated:                     , 1999
                                                  --------------------

                                           ---------------------------------

                                           ---------------------------------

                                           Please sign exactly as your name(s)
                                           appear(s) on this proxy. When signing
                                           in a representative capacity, please
                                           give title.


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.